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                                                              Exhibit 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We are aware that our report dated July 21, 1997 on our review of the interim financial information of Southern Peru Copper Corporation and Subsidiaries as of June 30, 1997 and for the three-month and six-month periods ended June 30, 1997 and 1996 and included in the Company's Form 10-Q for the quarter ended June 30, 1997 is incorporated by reference in the Company's registration statement on amendment No. 1 to Form S-4 (File No. 333-34305). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                     /s/ Coopers & Lybrand L.L.P.



New York, New York
October 3, 1997